Exhibit 10(gg)

Payments to Directors

Directors of Torchmark Corporation are currently compensated on the following basis:

(1)	Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $2,000 for each physically attended Board or Board Committee meeting, a fee of $500 for each telephonic Board or Board Committee meeting in which they participate, and an annual retainer of $45,000 payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where the meeting is held.

Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date. Options on 6,000 shares are typically granted pursuant to this non-formula provision on the date of election of each new director at fair market value on that date.

Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals on such compensation for the following year into the interest-bearing account of the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan (for amounts earned prior to 1999) and pursuant to the deferred compensation stock option provisions of the 1998 Incentive Plan (for amounts earned in 1999 and in subsequent years). They may subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices.

In order to comply with certain changes to the law regarding non-qualified deferred compensation paid to the Company’s non-employee directors, which are required by the American Jobs Creation Act, the Compensation Committee of the Board on December 13, 2004 adopted a new plan, the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the 2005 Director Plan), subject as required by the rules of the New York Stock Exchange to the approval of Company shareholders at the April 28, 2005 Annual Meeting of Shareholders. Non-employee directors may elect to defer up to 100% of their 2005 director compensation and receive contingently granted fair market value stock options pursuant to the 2005 Director Plan, subject to that Plan’s approval by Company shareholders at their April 28, 2005 Annual Meeting, on a January 2005 grant date selected by the Compensation Committee.

(2)	Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings or Board committee meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

(3)	Compensation paid to the director serving as Chairman of the Executive Committee is determined annually by the Compensation Committee in their discretion. Pursuant to the terms of a Consultation Agreement, the Compensation Committee determined to pay R.K. Richey $250,000 for service in 2004 as Chairman of the Executive Committee.

(4)	Beginning in April 2003, the director serving as Chairman of the Audit Committee receives a $5,000 annual retainer for service as chairman.

(5)	Each person who served as a non-employee director on or prior to February 29, 2000 is eligible to receive upon retirement from the Board a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary. Directors who retired prior to the termination of this retirement benefit program effective February 29, 2000, have been and will continue to receive their retirement benefit payments in cash. Directors with accrued but unpaid retirement benefits under this program on the date of termination were offered the opportunity to convert the present value of such retirement benefits on that date to options in Company common stock. Directors elected after February 29, 2000 will not receive any director retirement benefits.